Exhibit 10.152
Tiffany & Co.
Share Ownership Policy for Executive Officers and Directors

Adopted July 20, 2006, Amended and Restated March 15, 2007, Amended and Restated March 21, 2013, Amended and Restated September 18, 2013, Amended and Restated March 20, 2014

This Policy was adopted on July 20, 2006 (the “Adoption Date”) by the Board of Directors (the “Board”) of Tiffany & Co. (the “Corporation”) for those who were then, or who were subsequently designated, “executive officers” by the Board. This Policy was revised on March 15, 2007, to include directors of the Corporation. This Policy was further revised on March 21, 2013 to deal with pledging securities. This Policy was further revised on September 18, 2013 to remove the requirement to own a Significant Portfolio by any specific date, to eliminate the practice of counting vested options from the calculation of a Significant Portfolio and to specify the Restrictions on Disposition for executive officers and directors who do not own a Significant Portfolio. This Policy was further revised on March 20, 2014 to clarify the calculation of a Significant Portfolio. This Policy applies to the ownership of Common Stock.

Defined Terms:

For the purposes of this Policy the following words and phrases shall have the meanings ascribed to them:

“Acquisition Costs” means the sum of the following costs incurred by a Covered Person to acquire Gross Incentive Stock: (i) tax withholding obligations of the employer of the executive officer associated with such Gross Incentive Stock; (ii) tax payments made by a director to the extent reasonably necessary to satisfy the income tax obligations of the director, both federal and state, associated with such Gross Incentive Stock; and (iii) payment to the Corporation of the stock option exercise price (“strike price”).

“Annual Calculation Date” means the close of trading on the first date on or after April 1 of each year on which the Common Stock trades on The New York Stock Exchange, provided that for the period September 18, 2013 through April 1, 2014 the Annual Calculation Date shall be September 18, 2013.

“Beneficial Ownership” shall have the same meaning as under Rule 16a-1(a)(2) of the Securities Exchange Act and shall, for the avoidance of doubt, include (A) Common Stock held by members of the Covered Person’s immediate family sharing the same household provided that the presumption of such beneficial ownership has not been rebutted by the Covered Person and (B) the Common Stock conversion value of restricted stock units issued under the Corporation’s 2008 Directors Equity Plan, which have vested but will not be delivered until retirement of the applicable director from the Corporation’s board of directors, but shall not include (X) the Covered Person’s right to acquire Common Stock through the exercise or conversion of any derivative security, including

Common Stock issuable by the Company on the exercise of a stock option or the vesting of a restricted stock unit and (Y) shares of Common Stock that are subject to a Pledge.

“Common Stock” means the common stock of the Corporation, $.01 par value, but the term Common Stock shall not refer to options to purchase Common Stock or restricted stock units prior to conversion to Common Stock.

“Covered Person” means a director or an executive officer of the Corporation.

“director” means a director of the Corporation but a director of the Corporation who is also an executive officer shall not be deemed a director for purposes of this policy.

“Disposition” means any transaction which would cause the Covered Person to cease to be the Beneficial Owner of Common Stock including any withholding of shares that would be issued by the Corporation to cover Acquisition Costs.

“Financial Hardship” means an immediate and heavy financial need of the Covered Person (including that of his spouse or any dependent), as so determined by the Board on application from the Covered Person, not in excess of the amount required to relieve such financial need, and only if, and to the extent, such need cannot be satisfied from other resources reasonably available to the executive officer or director (including assets of his or her spouse and minor children reasonably available to him or her).

“Gross Incentive Stock” means that number of shares of Common Stock deemed issued to a Covered Person as the result of (i) the exercise of a stock option issued to the Covered Person by the Corporation or (ii) the vesting of a restricted stock unit issued to the Covered Person by the Corporation; such a share will be “deemed issued” if it is actually issued to the Covered Person or to his or her brokerage account or if it is withheld by the Corporation to pay withholding taxes or the exercise or “strike price” associated with such exercise or vesting.

“Pledge” means any arrangement by which (i) custody or record ownership of Common Stock has been provided to a third person by the beneficial owner and (ii) such third person may acquire beneficial ownership or dispose of such Common Stock on the satisfaction of a condition, i.e, default by the beneficial owner. A Pledge shall include custody of Common Stock in a margin account held or maintained at a brokerage firm.

“Qualified Domestic Relations Order” means a judgment, decree or order (including approval of a property settlement agreement) made pursuant to a state domestic relations law (including community property law) that relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Covered Person and which requires the Covered Person to make a transfer or sale of Common Stock.

“Significant Portfolio” means for the Covered Person in question, shares of Common Stock beneficially owned having a value equal to or greater than the multiple of annual salary set forth below, or in the case of directors, the multiple of annual retainer (exclusive of supplemental retainer for committee chairs):

Chief Executive Officer - five times;
Director - five times;
President - four times;
Executive Vice Presidents - three times; and
Senior Vice Presidents - two times.

“Significant Portfolio Owner” a Covered Person will be deemed to be a Significant Portfolio Owner if he or she Beneficially Owned a Significant Portfolio as of the last Annual Calculation Date that has occurred prior to the date of any proposed Disposition; provided, however, that a Covered Person who did not Beneficially Own a Significant Portfolio as of the last Annual Calculation Date shall be deemed to be a Significant Portfolio Owner on any subsequent date before the next Annual Calculation Date if he or she then Beneficially Owns, on such subsequent date, a Significant Portfolio.

A. Basic Policy

It is the policy of the Board that each Covered Person will be subject to the Restrictions on Disposition set forth in Section C.

B. Valuation

For purposes of this Policy, shares of Common Stock will be valued at the mean of the high and low trading prices on The New York Stock Exchange on the last Annual Calculation Date. The Secretary of the Corporation will inform each Covered Person whether he or she is deemed a Significant Portfolio Owner as of each Annual Calculation Date.

C. Restrictions on Disposition

1. A Covered Person who is deemed a Significant Portfolio Owner will not engage in any Disposition that would cause him or her to cease to Beneficially Own a Significant Portfolio.

2. A Covered Person who is not deemed a Significant Portfolio Owner shall not engage in any Disposition except as follows:

(i)
a Disposition of Gross Incentive Stock, but not in excess of seventy-five percent (75%) of the Gross Incentive Stock deemed issued as a consequence of any vesting or exercise, such percentage to include shares sold or withheld to cover Acquisition Costs;

(ii)	a Disposition made under circumstances constituting a Financial Hardship; or

(iii)	a Disposition made pursuant to a Qualified Domestic Relations Order.

3. The following examples are offered by way of illustration and not for purposes of limitation:

Example 1:
A Covered Person who is not a Significant Portfolio Owner exercises a stock option for 1,000 shares. He may sell up to 750 of the shares issued on exercise. If the proceeds of such sale are not sufficient to cover Acquisition Costs, he must pay any shortfall in Acquisition Costs out of pocket. He must retain 250 shares in his account to build a Significant Portfolio.

Example 2:
A Covered Person who is not a Significant Portfolio Owner is granted 2,000 Performance-based Restricted Stock Units. 1,000 of these units vest at the end of the performance period; 500 of these units are withheld by the Corporation to cover Acquisition Costs and 500 are transferred to the account of the Covered Person. Covered Person may sell up to 250 shares (.75 x 1000 = 750-500= 250). He must retain 250 shares in his account to build a Significant Portfolio.

D. Other Matters

Nothing contained in this Policy shall compel any transaction or excuse compliance with applicable law or with the Corporation’s policies, including the Corporation’s policies with respect to trading on insider information or engaging in speculative transactions in the Common Stock. Nothing contained herein shall be deemed to alter the terms of any stock option or other equity award grant made under the Corporation’s equity award plans.

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